GLOBAL IMAGING SYSTEMS, INC.

RATIO OF EARNINGS TO FIXED CHARGES                                  Exhibit 12.1
(DOLLARS IN THOUSANDS)


                                                         Fiscal Year Ended March 31,     Pro forma
                                             ----------------------------------------------------------

                                               1995       1996      1997      1998      1999    1999(1)
                                             --------   --------  --------  --------  -------  --------
Income (loss) before
         taxes and extraordinary item            (629)        83     2,130     8,401   23,491   27,421

Fixed charges:
Interest expense (including debt cost
  amortization)                                   375      2,041     3,189     6,713    8,427   17,060
Interest - capitalized leases                       -          -         -         -        -        -
Estimated interest factor on rent                  68        188       264       699    1,175    1,720
                                             ----------------------------------------------------------
Total fixed charges                               443      2,229     3,453     7,412    9,602   18,780

                                             ----------------------------------------------------------
Earnings - adjusted                              (186)     2,312     5,583    15,813   33,093   46,201
                                             ==========================================================
Ratio of earnings to fixed charges (2)              -       1.04      1.62      2.13     3.45     2.46
                                             ==========================================================

(1) The pro forma information takes into account the effect of acquisitions.
(2) For the fiscal year ended March 31, 1995, earnings were insufficient to cover fixed charges by $0.6 million.